EXHIBIT 10.8


                          Memorandum of Understanding



This agreement between Exus Networks Inc., a Nevada Corporation, with offices at 150 E. 58 St., New York, New York 10155, and Neurotech Development Corporation, and its subsidiary Doctors4Doctors Inc., both Delaware Corporations with offices at 10 Cedar Swamp Rd., Glen Cove, New York, 11542 for the purposes of cross marketing services, and joint development of certain new products is hereby agreed under the following terms and conditions:

Definitions

Exus Networks Inc. is a seller, and reseller of value added satellite based and terrestrial- managed data networking services to a diverse client base. Exus has developed a Continuing Medical Education Division. Exus has developed markets in Uzbekistan, Kazakhstan, Poland, Ukraine and Cyprus.

Neurotech Development Corporation is a developer of hospitals, schools, healthcare related facilities inclusive of clinics, geriatric facilities, quarantine and research facilities, as well as their operational systems, educational systems, training systems and localized insurance and operation systems. Neurotech has developed markets in China, Indonesia, and Venezuela.

Doctors4Doctors Inc. is physician services company engaged in the sale of information, inclusive of education, continuing medical education, electronic medical records, disease management, telemedicine, teleradiology, online diagnostics, pharmaceutical research, grants, pharmaceutical data, test data, medical compliance, patient management, medical legal services, utilization and review, medical chat rooms, medical classifieds, and other medical services.

Services offered by and between the parties:

Exus agrees to market the hospital products developed and produced by Neurotech which are inclusive of acute care hospitals, tertiary hospitals, ship hospitals, modular hospitals, tent hospitals, railsided hospitals, clinics, radiology centers. Exus shall begin such marketing in the areas of its established distribution. Additional areas of distribution shall be added to this agreement or the successive contract. Both Neurotech and Exus shall work within the framework and licensing requirements set forth by the governments and municipalities in which these systems are offered.

Exus agrees to become a value added reseller of the services of Doctors4Doctors through infrastructure in its existing markets. Exus agrees that it will adhere to the rules set forth by Doctors4Doctors in such distribution.

Neurotech agrees to market/sell Exus satellite based equipment and services to its client base in China, Indonesia, and Venezuela. Both Neurotech and Exus shall work within the framework and licensing requirements set forth by the governments and municipalities in which these systems are offered.



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Exus and  Doctors4Doctors  agree to jointly develop and market a medical English component within the framework of CME, in multiple languages.

Exus and Doctors4Doctors agree to its first joint project as a Polish Customized version of Doctors4Doctors portal. This shall be resold by Exus in Poland. Pricing, royalties, and revenue division shall be determined in the subsequent formal contractual agreement.

Exus and Doctors4Doctors shall establish a platform of products to be cross marketed and resold in accordance with the subsequent agreement.

These terms represent the basis of a more formal agreement which will be created by the companies attorneys.

The companies agree that they will issue a joint press release with respect to this agreement.

Agreed:   Exus Networks Inc.                   Agreed:    Doctors4Doctors Inc.


          /s/  Ike Sutton                      /s/  Dr. Frederick Lane
          ---------------------                -----------------------------
          Ike Sutton, President                Dr. Frederick Lane, President



Agreed:   Neurotech Development Corporation


          /s/  Lawrence Artz
          -----------------------------
          LAWRENCE ARTZ, Vice President